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             ACTION BY THE GENERAL PARTNER OF UTILICORP CAPITAL L.P.
                  CREATING THE ____% CUMULATIVE MONTHLY INCOME
                         PREFERRED SECURITIES, SERIES A


          Pursuant to Section 6.1 of the Amended and Restated Agreement of Limited Partnership of UtiliCorp Capital L.P. dated as of ____________, 1995 (as amended from time to time, the "Partnership Agreement"), UtiliCorp United Inc., as general partner (the "General Partner") of UtiliCorp Capital L.P. (the "Partnership"), desiring to state the number, voting powers, designation, preferences, participation, optional or other special rights and the qualifications, limitations or restrictions of, and other matters relating to a new series of Preferred Securities, hereby authorizes and establishes such new series of Preferred Securities according to the following terms and conditions:

          (a) DEFINITIONS. All terms defined in the Partnership Agreement and not otherwise defined herein shall for the purposes hereof have the meanings set forth therein. The following terms have the respective meanings specified below with respect to this Action:

          "INVESTMENT COMPANY EVENT" means the occurrence of a change in law or regulation or a written change, interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 40 Act Law") to the effect that the Partnership is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 ACT"), which Change in 40 Act Law becomes effective on or after _____________, 1995; PROVIDED, HOWEVER, that no Investment Company Event shall be deemed to have occurred if the General Partner obtains a written opinion of nationally recognized independent counsel to the Partnership experienced in practice under the 1940 Act to the effect that the General Partner has successfully issued an additional or supplemental irrevocable and unconditional guarantee (i) of accrued and unpaid dividends (whether or not determined to be paid out of monies legally available therefor) on the Series A Preferred Securities and (ii) of the full amount of the Liquidation Distribution on the Series A Preferred Securities upon a liquidation of the Partnership (regardless of the amount of assets of the Partnership otherwise available for distribution in such liquidation) to avoid such Change in 40 Act Law so that in the opinion of such counsel, notwithstanding such Change in 40 Act Law, the Partnership is not required to be registered as an "investment company" within the meaning of the 1940 Act. In case of any uncertainty regarding an Investment Company Event, the good faith determination of the General Partner (based on the advice of counsel) shall be conclusive.

          "REDEMPTION PRICE" has the meaning specified in paragraph (d)(ii) hereof.

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          "SERIES A JUNIOR SUBORDINATED DEBENTURES" means the ___% Junior
     Subordinated Deferrable Interest Debentures, Series A, Due [2025] issued by UtiliCorp United Inc.

          "SPECIAL EVENT" means a Tax Event or an Investment Company Event.

          "SUCCESSOR SECURITIES" has the meaning specified in paragraph (h) hereof.

          "TAX EVENT" means that the General Partner shall have obtained an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after such date), or
     (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the generally accepted position on ______________, 1995, which amendment or change is effective or such interpretation or pronouncement is announced on or after ________________, 1995, there is more than an insubstantial risk that (i) the Partnership is subject to federal income tax with respect to interest received on the Series A Junior Subordinated Debentures, (ii) interest payable by UtiliCorp United Inc. to the Partnership on the Series A Junior Subordinated Debentures will not be deductible by UtiliCorp United Inc. for federal income tax purposes or (iii) the Partnership is subject to more than a de minimis amount of other taxes, duties or other governmental charges.

          (b) NUMBER AND DESIGNATION. A series consisting initially of ____________________ of Preferred Securities, liquidation preference $25 per Preferred Security, is hereby designated as "____% Cumulative Monthly Income Preferred Securities, Series A" (hereinafter called the "SERIES A PREFERRED SECURITIES").

          (c) DIVIDENDS. (i) The Limited Partners who hold the Series A Preferred Securities shall be entitled to receive, when, as and if available and determined to be so distributed by the General Partner (the General Partner's discretion to be subject to paragraph (c)(ii) below), cumulative Dividends at a rate per annum of ___% of the stated liquidation preference of $25 per Series A Preferred Security, calculated on the basis of a 360-day year of twelve 30-day months, and payable in United States dollars monthly in arrears on the last day of each calendar month of each year, commencing ___________, 1995. Such Dividends will accrue and be cumulative whether or not they have been determined to be made and whether or not there are funds of the Partnership legally available for the payment of Dividends. Dividends on the Series A Preferred Securities shall be cumulative from the date of original issue, and the cumulative portion from such date to _______________, 1995 shall be payable on _____________, 1995. In the event that any date on which Dividends are payable on the Series A Preferred Securities is not a Business Day, then payment of the Dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding

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calendar year, such payment shall be made on the immediately preceding Business
Day, in each case with the same force and effect as if made on such date. Dividends in arrears for more than one month will bear interest thereon at the rate per annum of ____% thereof.

          (ii) Dividends on the Series A Preferred Securities must be paid on the date such Dividends are payable to the extent that the Partnership has, on the date such Dividends are payable, (x) funds legally available for the payment of such Dividends and (y) cash on hand sufficient to permit such payments. Dividends will be payable to the Holders of Series A Preferred Securities as they appear on the books and records of the Partnership on the relevant record dates, which, as long as the Series A Preferred Securities remain in book-entry-only form, will be one Business Day prior to the relevant payment dates. In the event the Series A Preferred Securities shall not continue to remain in book-entry-only form, the General Partner shall have the right to select relevant record dates which shall be more than one Business Day prior to the relevant payment dates.

        (iii)  The Partnership shall not:

          (A) pay, or set aside for payment, any Dividends with respect to any other Preferred Securities, unless the amount of any Dividends declared on such other Preferred Securities is paid on such other such Preferred Securities and the Series A Preferred Securities on a pro rata basis on the date such Dividends are paid on such other Preferred Securities, so that

                    (x) the aggregate amount of Dividends paid on the Series A
               Preferred Securities bears to the aggregate amount of Dividends paid on such other Preferred Securities the same ratio as

                    (y) the aggregate of all accrued and unpaid Dividends in
               respect of the Series A Preferred Securities bears to the aggregate of all accrued and unpaid Dividends in respect of such other Preferred Securities; or

          (B) redeem, purchase or otherwise acquire any other Preferred Securities;

until, in each case, such time as all accrued and unpaid Dividends on the Series A Preferred Securities shall have been paid in full for all Dividend periods terminating on or prior to, in the case of clause (A), such payment and, in the case of clause (B), the date of such redemption, purchase or acquisition.

          (d) REDEMPTION. (i) The Series A Preferred Securities are redeemable, at the option of the Partnership, in whole or in part from time to time, on or after _____, 2000, upon not less than 30 nor more than 60 days' notice, at the Redemption Price (as defined below). If a partial redemption would result in a delisting of the Series A Preferred Securities, the Partnership may only redeem the Series A Preferred Securities in whole.

          (ii) Upon repayment of the Series A Junior Subordinated Debentures at maturity or earlier (or any new Junior Subordinated Debentures replacing the Series A Junior Subordinated Debentures as contemplated by the following sentence), the proceeds from such repayment shall be applied to redeem the Series A Preferred Securities, in whole, at the redemption price of $25 per Preferred Security plus accumulated and unpaid Dividends (whether or not declared) to the date fixed for redemption (the "REDEMPTION PRICE") upon not less than 30 nor more than 60 days' notice. Notwithstanding the foregoing, the Series A Preferred Securities will not be redeemed if (i) in lieu of repaying the Series A Junior Subordinated Debentures when due, UtiliCorp United Inc. is permitted by the Partnership to exchange such Series A Junior Subordinated Debentures for new Junior Subordinated Debentures or (ii) UtiliCorp United Inc. repays such Series A Junior Subordinated Debentures when due but is permitted by the Partnership to reborrow the proceeds from such repayment which reborrowing will be evidenced by new Junior Subordinated Debentures; PROVIDED, that the Partnership will only permit UtiliCorp United Inc. to so exchange the Series A Junior Subordinated Debentures for new Junior Subordinated Debentures or reborrow the proceeds from the repayment thereof if the Partnership owns all of such Series A Junior Subordinated Debentures and the following conditions are satisfied (which satisfaction, in the case of clauses (f) through (j), shall be determined in the judgment of the General Partner and the Partnership's financial advisor, selected by the General Partner and who shall not be affiliated with the General Partner and shall be among the 30 largest investment banking firms, measured by total capital, in the United States at the time): (a) the Partnership is not bankrupt, insolvent or in liquidation,
(b) UtiliCorp United Inc. is not in default in the payment of any interest or principal under any of the Junior Subordinated Debentures, (c) UtiliCorp
United Inc. has made timely payments on all Series A Junior Subordinated Debentures being exchanged or repaid for the immediately preceding 24 months (and has not elected to extend any interest payment period for such Series A Junior Subordinated Debentures during such 24 month period), (d) such new loan will mature no later than the 49th anniversary of the date of the initial issuance of the Series A Junior Subordinated Debentures, (e) the Partnership is not in arrears on payments of dividends on any Preferred Securities, (f) UtiliCorp United Inc. is expected to be able to make timely payment of principal and interest on such new loan, (g) such new loan is being made on terms, and under circumstances, that are consistent with those which a lender would then require for a loan to an unrelated party, (h) such new loan is being made at a rate of interest sufficient to provide payments equal to or greater than the amount of dividend payments required on the Series A Preferred Securities, (i) such new loan is being made for a term that is consistent with market circumstances and UtiliCorp United Inc.'s financial condition and (j) immediately prior to the making of such new loan, the senior unsecured long-term debt of UtiliCorp United Inc. is (or if no such debt is outstanding, would be) rated not less than BBB- (or the equivalent) by Standard & Poor's Corporation or Baa3 (or the equivalent) by Moody's Investors Service, Inc. and the subordinated unsecured long-term debt of UtiliCorp United Inc. (or, if more than one issue of such subordinated debt is outstanding, the most junior of such issues) is (or if no such debt is outstanding, would be) rated not less than BBB- (or the equivalent) by Standard & Poor's Corporation and Baa3 by Moody's Investors Service, Inc. (or if either of such rating organizations is not then rating UtiliCorp United Inc.'s senior or subordinated unsecured long-term debt, as the case may be, the equivalent of such ratings by any other "nationally recognized statistical rating organization" as that term is defined by the Securities and Exchange Commission for purposes of Rule 436(g) under the Securities Act of 1933, as amended).

          (iii) Except as provided in the next succeeding sentence, if a Special Event shall occur and be continuing, the General Partner shall elect to either (A) redeem the Series A Preferred Securities in whole (and not in part), upon not less than 30 or more than 60 days' notice at the Redemption Price within 90 days following the occurrence of such

Special Event; provided, that, if at the time there is available to the General Partner the opportunity to eliminate, within such 90 day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Partnership or the General Partner, the General Partner will pursue such measure in lieu of redemption, or (B) dissolve the Partnership and, after satisfaction of liabilities of creditors as required by the Act, cause to be distributed to Holders of Series A Preferred Securities in liquidation of the Partnership, within 90 days following the occurrence of such Special Event, Series A Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation preference of the outstanding Series A Preferred Securities and with accrued interest in an amount equal to any unpaid Dividends on the Series A Preferred Securities. In the case of a Tax Event, the General Partner may also elect to cause the Series A Preferred Securities to remain outstanding.

          After the date fixed for any distribution of Series A Junior Subordinated Debentures upon dissolution of the Partnership, (i) the Series A Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record Holder of the Series A Preferred Securities, will receive a registered global certificate or certificates representing the Series A Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Series A Preferred Securities not held by DTC or its nominee will be deemed to represent Series A Junior Subordinated Debentures having a principal amount equal to the aggregate of the stated liquidation preference of, and accrued and unpaid Dividends on, such Series A Preferred Securities until such certificates are presented to the General Partner or its agent for transfer or reissuance.

          (e)  REDEMPTION PROCEDURES.   (i)   Notice of any redemption (a
"NOTICE OF REDEMPTION") of the Series A Preferred Securities will be given by the Partnership by mail to each record Holder of Series A Preferred Securities to be redeemed not fewer than 30 nor more than 60 days prior to the date fixed for redemption thereof. For purposes of the calculation of the date of redemption and the dates on which notices are given pursuant to this paragraph
(e)(i), a Notice of Redemption shall be deemed to be given on the day such notice is first mailed by first-class mail, postage prepaid, to Holders of Series A Preferred Securities. Each Notice of Redemption shall be addressed to the Holders of Series A Preferred Securities at the address of the Holder appearing in the books and records of the Partnership. No defect in the Notice of Redemption or in the mailing thereof or publication of its contents shall affect the validity of the redemption proceedings.

          (ii) In the event that fewer than all the outstanding Series A Preferred Securities are to be redeemed, the Series A Preferred Securities to be redeemed in the case of a redemption pursuant to paragraph (d)(i) will be selected in accordance with paragraph (e)(iv) hereof. The Partnership may not redeem fewer than all the outstanding Series A Preferred Securities unless all accrued and unpaid Dividends have been paid on all Series A Preferred Securities for all monthly Dividend periods terminating on or prior to the date of redemption.

          (iii) If the Partnership gives a Notice of Redemption in respect of Series A Preferred Securities, then, by 12:00 noon, New York time, on the redemption date in the case of Clauses (A) and (B) below or prior to the close of business on the Business Day

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immediately preceding the redemption date in the case of Clause (C) below, the
Partnership will irrevocably deposit with (A) DTC, if DTC is the Clearing Agency on the date such Notice of Redemption is given, (B) such other Person which is the Clearing Agency on the date such Notice of Redemption is given or (C) if there is no Clearing Agency with respect to the Series A Preferred Securities on the date such Notice of Redemption is given, the Paying Agent or Paying Agents appointed by the General Partner pursuant to Section 10.7 of the Partnership Agreement, funds sufficient to pay the applicable Redemption Price and will give DTC, such other Clearing Agency or the Paying Agent or Paying Agents, as the case may be, irrevocable instructions and authority to pay the Redemption Price to the Holders of such Series A Preferred Securities. If Notice of Redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the Holders of such Series A Preferred Securities so called for redemption will cease, except the rights of the Holders of such securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Series A Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Series A Preferred Securities is improperly withheld or refused and not paid either by the Partnership or by UtiliCorp United Inc. pursuant to the Guarantee, Dividends on such Series A Preferred Securities will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

          (iv) Redemption notices shall be sent to (A) Cede & Co. or any successor nominee of DTC, in either case so long as DTC is the Clearing Agency,
(B) the nominee of any Clearing Agency other than DTC or (C) any Paying Agent or Paying Agents appointed by the General Partner pursuant to Section 10.7 of the Partnership Agreement. If less than all of the Series A Preferred Securities are being redeemed, interests to be redeemed shall be determined as follows: (x) in accordance with DTC's practice, so long as DTC is the Clearing Agency, (y) in accordance with the practice of any other Clearing Agency or (z) if, at the time such redemption notice is sent, there is no Clearing Agency, the Paying Agent or Paying Agents shall select, by lot or in such other manner as the Paying Agent or Paying Agents shall deem appropriate and fair, in their discretion, the Preferred Securities to be redeemed.

          (f) LIQUIDATION DISTRIBUTION. In the event of any voluntary or involuntary dissolution, winding up or termination of the Partnership, Preferred Security Holders who hold the Series A Preferred Securities at the time will be entitled to receive out of the assets of the Partnership available for distribution to Partners after satisfaction of liabilities of creditors as required by the Act, before any distribution of assets is made to the General Partner, but together with the Holders of every other series of Preferred Securities outstanding, if any, an amount equal to, in the case of Holders of Series A Preferred Securities, the aggregate of the stated liquidation preference of $25 per Preferred Security and accrued and unpaid Dividends thereon (whether or not declared) to the date of payment, unless in connection with such dissolution, winding up or termination, the Partnership Agreement provides otherwise or Series A Junior Subordinated Debentures in an aggregate principal amount equal to the aggregate of the stated liquidation preference of $25 per Preferred Security of all Series A Preferred Securities then outstanding have been distributed on a pro rata basis to the Holders of the Series A Preferred Securities.

          If, upon any such liquidation, the Liquidation Distribution can be paid only in part because the Partnership has insufficient assets available to pay in full the aggregate Liquidation Distribution and the aggregate maximum liquidation distributions on any other series of Preferred Securities, then the amounts payable directly by the Partnership on the Series A Preferred Securities and on such other series of Preferred Securities shall be paid on a pro rata basis, so that

          (i) the aggregate amount paid in respect of the Liquidation Distribution bears to the aggregate amount paid as liquidation distributions on such other series of Preferred Securities the same ratio as

          (ii) the aggregate Liquidation Distribution bears to the aggregate maximum liquidation distributions on such other series of Preferred Securities.

          (g) VOTING RIGHTS. If (i) the Partnership fails to pay dividends in full on the Series A Preferred Securities for 18 consecutive monthly Dividend periods, (ii) an Event of Default (as defined in the Indenture) occurs and is continuing on the Series A Junior Subordinated Debentures or (iii) UtiliCorp United Inc. is in default on any of its payment or other obligations under the Guarantee, then the Holders of the Series A Preferred Securities, together with the Holders of any other series of Preferred Securities having the right to vote for the appointment of a Special Representative of the Partnership and the Limited Partners in such event, acting as a single class, will be entitled by the vote of a Majority in liquidation preference of the Preferred Securities of such Holders to appoint and authorize a Special Representative to enforce the Partnership's creditor rights under the Junior Subordinated Debentures, enforce the rights of the Holders of Series A Preferred Securities under the Guarantee and enforce the rights of the Preferred Security Holders to receive Dividends on Preferred Securities. UtiliCorp United Inc. agrees to execute and deliver such documents as may be necessary, appropriate or convenient for the Special Representative to enforce such rights and obligations.

          In furtherance of the foregoing, and without limiting the powers of any Special Representative so appointed and for the avoidance of any doubt concerning the powers of the Special Representative, any Special Representative, in its own name, in the name of the Partnership, in the name of the Limited Partners or otherwise may institute or cause to be instituted a proceeding, including, without limitation, any suit in equity, an action at law or other judicial or administrative proceeding, to enforce the Partnership's rights directly against UtiliCorp United Inc., or any other obligor in connection with such obligations to the same extent as and on behalf of the Partnership, and may prosecute such proceeding to judgment or final decree, and enforce the same against UtiliCorp United Inc. or any other obligor in connection with such obligations and collect, out of the property, wherever situated, of UtiliCorp United Inc. or any such other obligor upon such obligations, the monies adjudged or decreed to be payable in the manner provided by law. The Special Representative shall not, by virtue of acting in such capacity, be admitted as a general partner in the Partnership or otherwise be deemed to be a general partner in the

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Partnership and shall have no liability for the debts, obligations or liabilities of the Partnership.

          For purposes of determining whether the Partnership has failed to pay Dividends in full for 18 consecutive monthly Dividend periods, Dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative Dividends have been or contemporaneously are declared and paid with respect to all monthly Dividend periods terminating on or prior to the date of payment of such full cumulative Dividends. Not later than 30 days after such right to appoint a Special Representative arises, the General Partner will convene a meeting for the purpose of appointing a Special Representative. If the General Partner fails to convene such meeting within such 30-day period, the Holders of 10% in liquidation preference of the outstanding Preferred Securities will be entitled to convene such meeting. The provisions of Section 12.3 of the Partnership Agreement relating to the convening and conduct of meetings of the Partners will apply with respect to any such meeting. Any Special Representative so appointed shall cease to be a representative of the Partnership and the Limited Partners if the Partnership (or UtiliCorp United Inc. pursuant to the Guarantee) shall have paid in full all accumulated and unpaid Dividends on the Preferred Securities or such default or breach, as the case may be, shall have been cured, and Utilicorp United, Inc. as the general partner of the Partnership is hereby authorized to and shall continue the business of the Partnership without dissolution. Notwithstanding the appointment of any such Special Representative, UtiliCorp United Inc. retains all rights under the Indenture, including the right to extend the interest payment period and shall continue to be a general partner in the Partnership.

          If any proposed amendment of this Action or the Partnership Agreement provides for, or the General Partner otherwise proposes to effect (pursuant to an Action or otherwise), (x) any action which would adversely affect the powers, preferences or special rights of the Series A Preferred Securities, whether by way of amendment of this Action or the Partnership Agreement or otherwise (including, without limitation, the authorization or issuance of any interests ranking, as to participation in the profits and Dividends or in the assets of the Partnership, senior or junior to the Series A Preferred Securities), or (y) the dissolution, winding up or termination of the Partnership, other than (A) a dissolution, winding up or termination in connection with which the Partnership distributes the Series A Junior Subordinated Debentures to the Holders of Series A Preferred Securities upon the occurrence of a Special Event or (B) as described in Section 6.2 of the Partnership Agreement, then the Holders of Series A Preferred Securities will be entitled to vote on such amendment or proposal of the General Partner (but not on any other amendment or proposal) as a class with all other Holders of Preferred Securities similarly affected, and such amendment or proposal shall not be effective except with the approval of Holders of 66-2/3% in liquidation preference of such outstanding Preferred Securities having a right to vote on the matter; PROVIDED, HOWEVER, that no such approval shall be required if the dissolution, winding up or termination of the Partnership is proposed or initiated pursuant to Section 11.2 of the Partnership Agreement or upon the initiation of proceedings, or after proceedings have been initiated, for the dissolution, winding up or termination of UtiliCorp United Inc..

          The rights attached to the Series A Preferred Securities will be deemed not to be adversely affected by the creation or issue of, and no vote will be required for the creation of, any further Preferred Securities ranking PARI PASSU with, the Series A Preferred Securities with regard to participation in the profits and Dividends or in the assets of the Partnership. Holders of Series A Preferred Securities have no preemptive rights.

          Any required approval of Holders of Series A Preferred Securities may be given at a separate meeting of such Holders convened for such purpose, at a meeting of all of the Partners or pursuant to written consent. The Partnership will cause a notice of any meeting at which Limited Partners holding Series A Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such Holders is to be taken, to be mailed to each Holder of Series A Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any matter on which such Holders are entitled to vote or upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. No vote or consent of the Holders of Series A Preferred Securities will be required for the Partnership to redeem and cancel Series A Preferred Securities in accordance with the Partnership Agreement.

          Notwithstanding that Holders of Series A Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Series A Preferred Securities and any other series of Preferred Securities that are entitled to vote or consent with such Series A Preferred Securities as a single class at such time that are owned by UtiliCorp United Inc. or any entity owned more than 50% by UtiliCorp United Inc., either directly or indirectly, shall not be entitled to vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not outstanding. Holders of the Series A Preferred Securities will have no rights to remove or replace the General Partner.

          This written Action shall constitute an Action for purposes of the Partnership Agreement and shall be deemed for all purposes to be a part of the Partnership Agreement.

          IN WITNESS WHEREOF, the General Partner has executed this Action as of _________, 1995.

                                   UtiliCorp United Inc.



                                   By:
                                      -----------------------------
                                      Name:
                                      Title: